Exhibit 99.2

Press Release

Investor Contact: Ahmed Pasha 703 682 6451

Media Contact: Rich Bulger 703 682 6318

AES Announces Pricing for 20 Million Share Repurchase and Secondary Offering of 40 Million Shares of Common Stock by a Subsidiary of CIC

ARLINGTON, Va., December 13, 2013 – The AES Corporation (NYSE: AES) announced today pricing for the repurchase of 20 million shares of its common stock (the “Repurchase”) from Terrific Investment Corporation (the “Selling Stockholder”), a subsidiary controlled by China Investment Corporation (“CIC”), for approximately $258 million at $12.912 per share. Additionally, the Company’s previously announced secondary public offering of 40 million shares of its common stock (the “Offering”), offered to the public by the Selling Stockholder, priced at $13.45 per share. AES will not receive any of the proceeds from the Offering. The Selling Stockholder has granted to the underwriters an option to purchase up to 6 million additional shares at the public offering price, less the underwriting discount, to cover over-allotments, if any, for a period of 30 days from December 12, 2013. The Offering and the Repurchase are expected to close on or about December 18, 2013, subject to customary closing conditions. The closing of the Repurchase is contingent on the closing of the Offering and the satisfaction of certain other customary conditions. The closing of the Offering is not contingent on the closing of the Repurchase.

Barclays, J.P. Morgan and Morgan Stanley are acting as joint book-running managers of the Offering. BofA Merrill Lynch, SunTrust Robinson Humphrey and UBS Investment Bank are acting as co-managers of the Offering. Barclays acted as financial advisor to the Company’s Board of Directors in connection with the Repurchase.

AES has filed an effective shelf registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement to which the Offering relates and the other documents incorporated by reference therein, which AES has filed with the SEC for more complete information about AES and the Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 888-603-5847 or email: barclaysprospectus@broadridge.com); J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 866-803-9204); or Morgan Stanley, c/o Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 (telephone: 866-718-1649 or email: prospectus@morganstanley.com).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 21 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 25,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2012 revenues were $18 billion and we own and manage $42 billion in total assets.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to the Offering and the Repurchase. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Consummation of the Offering and the Repurchase are subject to risks and uncertainties, such as our continued eligibility to use our shelf registration statement, our ability to fund the Repurchase and general economic conditions and other risks and uncertainties discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2012 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any stockholder who desires a copy of the Company’s 2012 Annual Report on Form 10-K dated on or about February 26, 2013 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made.

#

2